Exhibit 99.1

Press Release For Immediate Release

Investor Relations Contact:	Media Relations Contact:
Amy Greene	Stacey Giglio
+1 303-301-3313	+1 321-525-4607
agreene@gogoair.com	sgiglio@gogoair.com

GOGO ANNOUNCES SECOND QUARTER RESULTS

Total Revenue of $222.8 million;

Service Revenue of $191.3 million, up 2% sequentially

Military / Government service revenue of $39.9 million, up 40% compared to Q2 2025 and 20% sequentially

Net loss of $2.0 million, Adjusted EBITDA1 of $53.7 million, up approximately 1% sequentially

Gogo Galileo and 5G Expected to Ramp in 2H 2026

BROOMFIELD, Colo. - August 6, 2026 – Gogo Inc. (NASDAQ: GOGO) (“Gogo” or the “Company”), a leading global provider of broadband connectivity services for the business and military/government aviation markets, today announced its financial results for the quarter ended June 30, 2026.

"Our second quarter results show continued momentum in Gogo’s transformation into a global provider of high-speed broadband to the business and military/government aviation markets,” said Chris Moore, CEO of Gogo. “Our military and government business delivered a record quarter, with service revenue up 40% year over year, driven by ongoing demand for secure airborne connectivity, providing a durable revenue base. Our next-generation product transition is well under way, which we expect to be driven by the continued scaling of Galileo and 5G."

Zac Cotner, CFO of Gogo, commented, “Our second quarter financial results came in line with our expectations, supported by a particularly strong performance with our military and government customers. We continue to see expansion across that customer segment, which grew 20% sequentially and will continue to be both a stabilizer and growth engine for the future. Our results reflect disciplined execution across the business, which along with debt reduction, remain our highest financial priorities over the next several quarters.”

Q2 2026 Financial Highlights

•
Total revenue of $222.8 million decreased 1% compared to Q2 2025 and 2% compared to Q1 2026.

Equipment Revenue

o
Equipment revenue of $31.5 million decreased 2% compared to Q2 2025 and 18% compared to Q1 2026.
o
Q2 equipment units shipped for Gogo Galileo, Gogo's new cutting-edge Low Earth Orbit ("LEO") satellite broadband service, totaled 108, up 17% compared to Q1 2026. Cumulative Gogo Galileo equipment shipments reached 518 units.
o
Total ATG equipment units sold in Q2 2026 totaled 297, down 27% compared to Q2 2025 and 42% compared to Q1 2026.
▪
Gogo 5G unit shipments continue to ramp, with 138 units sold in Q2 2026, up from 52 units sold in Q1 2026.

Service Revenue

o
Service revenue of $191.3 million decreased 1% compared to Q2 2025 and increased 2% compared to Q1 2026.
▪
Business aviation service revenue of $151.3 million decreased 8% compared to Q2 2025 and 2% compared to Q1 2026.
▪
Military / Government service revenue of $39.9 million increased 40% compared to Q2 2025 and 20% compared to Q1 2026.
•
Aircraft online ("AOL") as of June 30, 2026:
o
Total ATG AOL2 of 5,731 decreased 15% versus Q2 2025 and 6% versus Q1 2026.
▪
ATG AVANCE AOL of 4,603 decreased 4% compared to June 30, 2025 and decreased 5% compared to March 31, 2026.
▪
ATG C-1 AOL of 690 increased 24% from 557 as of March 31, 2026.
o
Broadband GEO AOL of 1,306 decreased 1% compared to June 30, 2025 and was flat compared to March 31, 2026.
o
Gogo Galileo AOL of 184 increased 66% from 111 as of March 31, 2026.
•
Net Income (loss) for the quarter was ($2.0) million, compared to $12.8 million in Q2 2025 and $13.1 million in Q1 2026.
•
Adjusted EBITDA1 of $53.7 million decreased 13% compared to Q2 2025 and increased approximately 1% compared to Q1 2026. Adjusted EBITDA includes $3.2 million of expense incurred in the quarter for ongoing litigation matters.
•
Net cash provided by (used in) operating activities was $32.3 million in Q2 2026, down from $36.7 million in Q2 2025 and up from $(7.2) million in Q1 2026.
•
Free Cash Flow1 of $21.6 million in Q2 2026 was down from $33.5 million in Q2 2025 and up from $(19.2) million in Q1 2026.
•
Cash and cash equivalents was $63.1 million as of June 30, 2026, compared to $103.5 million as of March 31, 2026 and $102.1 million as of June 30, 2025. During Q2 2026, the Company made a $40.0 million earn-out payment related to the company's earlier purchase of Satcom Direct and a $21.1 million principal payment on the HPS term loan facility, both of which are excluded from Free Cash Flow.

Recent Developments

•
Galileo HDX has earned FAA and EASA certification via Dassault Falcon Jet for installation on Falcon 7X and 8X aircraft, expanding global, high-speed LEO connectivity paired with Gogo's robust cybersecurity protections to these leading long-range business jets.
•
Gogo secured a $7.5 million multi-year contract with NOAA’s Aircraft Operations Center to provide mission-critical SATCOM, cybersecurity and cockpit datalink software for the "Hurricane Hunter" research fleet.
•
Airshare is equipping its Embraer Phenom 300 fleet with Gogo Galileo HDX and AVANCE L5 to provide high-speed, multi-device streaming and video conferencing for passengers and crew. Gogo Galileo HDX remains the only line-fit option for the Phenom 300, one of the most popular light jets on the market.
•
SD Government, a subsidiary of Gogo, Pilatus, and Pro Star Aviation achieved FAA Supplemental Type Certificates ("STC") approval to install Gogo Galileo HDX on Pilatus PC-12 turboprops, delivering high-speed LEO internet for special missions, defense, MEDEVAC and private operators globally.
•
Gulfstream received STC certification for all tail-mounted Gogo Galileo HDX installations on G650 and G650ER aircraft, both leading large-cabin jets.

•
Gogo anticipates beginning HDX and 5G demonstrations for the Pilatus PC-24, a leading light business jet. The HDX demonstrations are tentatively scheduled to start in mid-August and the 5G in late October.

Updates 2026 Financial Guidance

Gogo is updating its financial guidance previously provided in May.

•
Total revenue in the range of $870 million to $895 million, split ~84% service revenue and ~16% equipment revenue.
•
Adjusted EBITDA1 in the range of $175 million to $185 million, which includes $5 million in strategic investments and $22 million of ongoing litigation expense, up from $8 million of litigation expense included in the prior guidance.
•
Free Cash Flow1 in the range of $65 million to $85 million, including the aforementioned updated expense for ongoing litigation and $30 million slated for strategic investments in 2026, net of any FCC reimbursement.
•
Net capital expenditures of $20 million. This assumes $45 million in reimbursement from the FCC Reimbursement Program.

1 See "Non-GAAP Financial Measures" below.

2 See "Key Business Metrics" below.

Conference Call

The Company will host its second quarter conference call on August 6, 2026 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s investor website at https://ir.gogoair.com.

Q2 Earnings Call Webcast Link: https://edge.media-server.com/mmc/p/czisjqz9

Participants can use the below link to retrieve your unique conference ID to use to access the conference call.
https://register-conf.media-server.com/register/BIc1371241a7b64561b1ebf76042a13f3b

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Free Cash Flow in the discussion above. Management uses Adjusted EBITDA and Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period-to-period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP. When analyzing our performance with Adjusted EBITDA or liquidity with Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net income (loss) attributable to common stock as a measure of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity. No reconciliation of the forecasted amounts of Adjusted EBITDA for fiscal 2026 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts, due to high variability and complexity with respect to estimating certain forward-looking amounts, and we are therefore unable to estimate the probable significance of such amounts. We believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

Key Business Metrics

Our management regularly reviews financial and business metrics, including the key business metrics in this press release under "Supplemental Information - Key Business Metrics," to evaluate the performance of our business and our success in executing our business plan, make decisions regarding resource allocation and corporate strategies, and evaluate forward-looking projections. Certain of these business metrics may be added, removed or updated from time to time as our business evolves.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. Forward-looking statements are based on our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: our ability to continue to generate revenue from the provision of our connectivity and other service offerings; our development and fixed-price contracts; our reliance on our key OEMs and dealers for equipment sales; our dependence on single-source, third party satellite network providers; the impact of competition; our ability to maintain high-quality customer support; our reliance on third parties for equipment components and services; our participation in U.S. government contracts; our participation in non-U.S. government contracts; the finite useful life of satellites; the impact of global supply chain and logistics issues, tariffs and inflationary trends; the continued expansion of our business outside of the United States and its impact of such expansion on our corporate culture; foreign currency risk; our ability to recruit, train and retain highly skilled employees, and the loss of any key personnel; the impact of pandemics or other outbreaks of contagious diseases, and the measures implemented to combat them; the impact of adverse economic conditions and geopolitical instability; our ability to fully utilize portions of our deferred tax assets; the impact of climate change and other sustainability-related matters; our ability to evaluate or pursue strategic opportunities; our recently-deployed Gogo 5G and Gogo Galileo services may not compete well in the market or face problems relating to implementation; our ability to innovate next-generation technologies and provide products and services useful to our customers and passengers without delay in developing or deploying such technologies, products and services; our ability to maintain our rights to use our licensed 4Mhz of ATG spectrum in the United States and obtain rights to additional spectrum if needed; the impact of service interruptions or delays, cybersecurity incidents, technology failures, equipment damage or system disruptions or failures; the impact of assertions by third parties of infringement, misappropriation or other violations; our ability to protect our intellectual property rights; risks associated with the use of artificial intelligence in our products and services; the impact of our use of open-source software; the impact of equipment failure or material defects or errors in our software; our ability to comply with applicable foreign ownership limitations; the impact of government regulation of communication networks, and the internet; our possession and use of personal information; risks associated with participation in the FCC Reimbursement Program; our ability to comply with anti-bribery, anti-corruption and anti-money laundering laws; the extent of expenses, liabilities or business disruptions resulting from litigation; the impact of the distribution of income among various jurisdictions in which we operate as well as changes in tax law or regulation on our U.S. and non-U.S. tax liabilities; the impact of changes in laws and regulations on U.S. government contractors; the impact of our substantial indebtedness; our ability to obtain additional financing to refinance or repay our existing indebtedness; the impact of restrictions and limitations in the agreements and instruments governing our debt; the impact of increases in interest rates; the impact of a substantial portion of our indebtedness being secured by substantially all of our assets; the impact of a substantial change in rating assigned by a rating agency; the volatility of our stock price; our ability to fully utilize our tax losses; the dilutive impact of potential future stock issuances; the impact of our stockholder concentration; our ability to fulfill the obligations of being a public company; the impact of an identified material weakness in our internal controls; the impact of certain provisions of our charter, bylaws, and Delaware law; and other factors listed under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2025 as filed with the Securities and Exchange Commission (“SEC”) on February 27, 2026 and in our subsequent quarterly reports on Form 10-Q as filed with the SEC.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the only multi-orbit, multi-band in-flight connectivity provider offering connectivity technology purpose-built for business and military/government mobility aviation. Its industry-leading product portfolio offers best-in-class solutions for all aircraft types, from small to large and heavy jets and beyond.

The Gogo offering uniquely incorporates Air-to-Ground technology and access to multiple satellite constellations to deliver consistent, global tip-to-tail connectivity through a sophisticated suite of software, hardware, and advanced infrastructure supported by a 24/7/365 in person customer support team.

Gogo consistently strives to set new standards for reliability, security and innovation and is shaping the future of inflight aviation to make it easier for every customer to stay connected.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
Service revenue	$191,272	$193,965	$379,004	$392,577
Equipment revenue	31,539	32,073	70,126	63,768
Total revenue	222,811	226,038	449,130	456,345
Operating expenses:
Cost of service revenue (exclusive of amounts shown below)	98,110	91,383	196,424	185,430
Cost of equipment revenue (exclusive of amounts shown below)	31,100	27,681	66,088	57,007
Engineering, design and development	9,667	12,522	16,159	26,397
Sales and marketing	13,286	14,741	26,777	28,951
General and administrative	23,989	28,633	50,197	58,152
Depreciation and amortization	17,009	15,117	32,148	29,260
Total operating expenses	193,161	190,077	387,793	385,197
Operating income	29,650	35,961	61,337	71,148
Other expense (income):
Interest income	(685)	(1,182)	(1,839)	(1,772)
Interest expense	17,593	16,411	34,439	32,969
Change in fair value of Earnout Liability	7,200	3,900	2,257	3,900
Loss on extinguishment of debt	394	—	394	—
Other expense (income), net	(1,622)	(149)	(1,717)	85
Total other expense	22,880	18,980	33,534	35,182
Income before income taxes	6,770	16,981	27,803	35,966
Income tax provision	8,779	4,174	16,727	11,117
Net income (loss)	$(2,009)	$12,807	$11,076	$24,849

Net income (loss) attributable to common stock per share:
Basic	$(0.01)	$0.10	$0.08	$0.19
Diluted	$(0.01)	$0.09	$0.08	$0.18
Weighted average number of shares:
Basic	136,250	133,647	135,961	132,925
Diluted	136,250	136,897	136,890	135,971

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$63,132	$125,206
Accounts receivable, net of allowances of $8,022 and $6,783, respectively	115,727	112,558
Inventories	125,145	98,853
Assets held for sale	26,432	26,253
Prepaid expenses and other current assets	81,467	69,039
Total current assets	411,903	431,909
Non-current assets:
Property and equipment, net	112,675	117,274
Intangible assets, net	225,016	248,818
Goodwill	193,187	193,187
Operating lease right-of-use assets	53,273	57,990
Other non-current assets, net of allowances of $714 and $538, respectively	54,287	44,928
Deferred income taxes	194,220	209,666
Total non-current assets	832,658	871,863
Total assets	$1,244,561	$1,303,772
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$98,241	$92,514
Accrued liabilities	100,736	139,020
Deferred revenue	36,220	35,194
Current portion of long-term debt	2,500	2,500
Total current liabilities	237,697	269,228
Non-current liabilities:
Long-term debt	814,053	833,579
Non-current operating lease liabilities	50,065	55,772
Other non-current liabilities	22,049	44,064
Total non-current liabilities	886,167	933,415
Total liabilities	1,123,864	1,202,643
Stockholders’ equity
Common stock	14	13
Additional paid-in capital	1,296,865	1,288,294
Accumulated other comprehensive (loss) income	(36)	44
Accumulated deficit	(1,176,146)	(1,187,222)
Total stockholders’ equity	120,697	101,129
Total liabilities and stockholders’ equity	$1,244,561	$1,303,772

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Six Months Ended June 30,
	2026	2025
Operating activities:
Net income	$11,076	$24,849
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	32,148	29,260
Loss on asset disposals, abandonments and write-downs	230	18
Provision for expected credit losses	1,941	1,949
Deferred income taxes	15,128	9,129
Stock-based compensation expense	10,068	11,858
Amortization of deferred financing costs and interest rate caps	2,648	2,929
Accretion of debt discount	954	847
Change in fair value of Earnout Liability	2,257	3,900
Change in fair value of convertible note investment	(1,969)	—
Loss on extinguishment of debt	394	—
Changes in operating assets and liabilities:
Accounts receivable	(4,896)	(3,109)
Inventories	(26,290)	9,983
Prepaid expenses and other current assets	(5,999)	(11,608)
Contract assets	(10,412)	(5,888)
Accounts payable	16,947	(5,117)
Accrued liabilities	(20,786)	4,447
Deferred revenue	929	(3,999)
Accrued interest	(11)	(2,046)
Other non-current assets and liabilities	707	1,781
Net cash provided by operating activities	25,064	69,183
Investing activities:
Proceeds from sale of property and equipment	71	—
Purchases of property and equipment	(35,281)	(5,929)
Acquisition of intangible assets—capitalized software	(4,914)	(6,177)
Acquisition of Satcom Direct, net of cash acquired	—	(1,612)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles	15,322	409
Proceeds from interest rate caps	2,231	6,088
Net cash used in investing activities	(22,571)	(7,221)
Financing activities:
Payments on earnout liability	(39,957)	—
Payments on term loan	(22,339)	(1,250)
Payments on financing leases	(24)	—
Stock-based compensation activity	(2,319)	(1,019)
Net cash used in financing activities	(64,639)	(2,269)
Effect of exchange rate changes on cash	63	557
(Decrease) increase in cash, cash equivalents and restricted cash	(62,083)	60,250
Cash, cash equivalents and restricted cash at beginning of period	125,690	42,304
Cash, cash equivalents and restricted cash at end of period	$63,607	$102,554
Cash, cash equivalents and restricted cash at end of period	$63,607	$102,554
Less: current restricted cash	85	73
Less: non-current restricted cash	390	396
Cash and cash equivalents at end of period	$63,132	$102,085
Supplemental cash flow information:
Cash paid for interest	$34,563	$39,988
Cash paid for taxes	1,893	1,168
Non-cash investing activities:
Purchases of property, equipment and intangibles in liabilities	$4,328	$10,968

Gogo Inc. and Subsidiaries

Supplemental Information – Disaggregated Revenue

(in thousands, unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Service revenue by type
Satellite broadband	$84,317	$76,706	$164,419	$154,385
ATG broadband	60,020	74,214	124,822	150,184
Narrowband and other	46,935	43,045	89,763	88,008
Total service revenue by type	$191,272	$193,965	$379,004	$392,577
Service revenue by market
Business aviation	$151,330	$165,366	$305,685	$334,647
Military / Government	39,942	28,599	73,319	57,930
Total service revenue by market	$191,272	$193,965	$379,004	$392,577

Equipment revenue
Satellite broadband	$13,090	$4,563	$25,503	$10,938
ATG broadband	12,173	21,786	31,827	40,458
Narrowband and other	6,276	5,724	12,796	12,372
Total equipment revenue	$31,539	$32,073	$70,126	$63,768

Gogo Inc. and Subsidiaries

Supplemental Information – Key Business Metrics

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
ATG aircraft online
AVANCE	4,603	4,791	4,603	4,791
Gogo 5G	38	-	38	-
Gogo Biz	1,090	1,939	1,090	1,939
Total ATG aircraft online	5,731	6,730	5,731	6,730
GEO aircraft online	1,306	1,321	1,306	1,321
Gogo Galileo aircraft online	184	—	184	—
Average monthly connectivity service revenue per ATG aircraft online	$3,309	$3,445	$3,330	$3,448
ATG units sold	297	405	808	722
Gogo Galileo units shipped	108	36	200	72

•
AVANCE aircraft online. We define AVANCE aircraft online as the total number of aircraft equipped with our AVANCE L5 or L3 system, excluding Gogo 5G systems, for which we provide ATG services to business aviation customers in the last month of the period presented. This number excludes military/government AVANCE aircraft online.
•
Gogo 5G aircraft online. We define Gogo 5G aircraft online as the total number of aircraft equipped with our Gogo 5G system for which we provide ATG services to business aviation customers in the last month of the period presented. This number excludes military/government Gogo 5G aircraft online.
•
Gogo Biz aircraft online. We define Gogo Biz aircraft online as the total number of aircraft not equipped with our AVANCE or Gogo 5G system for which we provide ATG services to business aviation customers in the last month of the period presented. This number excludes commercial aircraft operated by Intelsat’s airline customers as well as military/government aircraft receiving ATG service.
•
GEO aircraft online. We define GEO aircraft online as the total number of aircraft for which we provide GEO broadband services to business aviation customers as of the last day of each period presented. This number excludes aircraft receiving services through GEO satellite networks that are end-of-life and military/government GEO aircraft online.
•
Gogo Galileo aircraft online. We define Gogo Galileo aircraft online as the total number of aircraft for which we provide Gogo Galileo LEO broadband services in the last month of the period presented. This number excludes military/government Gogo Galileo aircraft online. This metric was not presented prior to the fiscal year ended December 31, 2025, as Gogo Galileo was only first deployed in 2025.
•
Average monthly connectivity service revenue per ATG aircraft online (“ARPU”). We define ARPU as the aggregate ATG connectivity service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period). Revenue share earned from Intelsat is excluded from this calculation.
•
ATG units sold. We define units sold as the number of ATG units for which we recognized revenue during the period.
•
Gogo Galileo units shipped. We define Gogo Galileo units shipped as the number of Galileo units shipped to our distribution partners during the period, including units used to obtain Supplemental Type Certificates.

For more information, see "Key Business Metrics" above.

Gogo Inc. and Subsidiaries

Supplemental Information – Revenue and Cost of Revenue

(in thousands, unaudited)

	For the Three Months Ended June 30,		% Change	For the Six Months Ended June 30,		% Change
	2026	2025	2026 over 2025	2026	2025	2026 over 2025
Service revenue	$191,272	$193,965	(1.4)%	$379,004	$392,577	(3.5)%
Equipment revenue	31,539	32,073	(1.7)%	70,126	63,768	10.0%
Total revenue	$222,811	$226,038	(1.4)%	$449,130	$456,345	(1.6)%

	For the Three Months Ended June 30,		% Change	For the Six Months Ended June 30,		% Change
	2026	2025	2026 over 2025	2026	2025	2026 over 2025
Cost of service revenue (1)	$98,110	$91,383	7.4%	$196,424	$185,430	5.9%
Cost of equipment revenue (1)	$31,100	$27,681	12.4%	$66,088	$57,007	15.9%

(1)
Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Three Months Ended March 31,
	2026	2025	2026	2025	2026
Adjusted EBITDA:
Net income (loss) attributable to common stock (GAAP)	$(2,009)	$12,807	$11,076	$24,849	$13,085
Interest expense	17,593	16,411	34,439	32,969	16,846
Interest income	(685)	(1,182)	(1,839)	(1,772)	(1,154)
Income tax provision	8,779	4,174	16,727	11,117	7,948
Depreciation and amortization	17,009	15,117	32,148	29,260	15,139
EBITDA	40,687	47,327	92,551	96,423	51,864
Stock-based compensation expense	5,237	6,367	10,070	11,858	4,833
Change in fair value of Earnout Liability	7,200	3,900	2,257	3,900	(4,943)
Acquisition and integration-related costs(1)	1,873	3,633	3,688	10,100	1,815
Amortization of acquisition-related inventory step-up costs	—	748	—	1,496	—
Litigation settlement accrual costs	—	—			—
Change in fair value of convertible note investment	(1,739)	(253)	(1,969)	—	(230)
Loss on extinguishment of debt	394	—	394	—	—
Adjusted EBITDA	$53,652	$61,722	$106,991	$123,777	$53,339

Free Cash Flow:
Net cash provided by operating activities (GAAP) (2)	$32,300	$36,711	$25,064	$69,183	$(7,236)
Consolidated capital expenditures (2)	(12,182)	(5,937)	(40,195)	(12,106)	(28,013)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles (2)	436	(155)	15,322	409	14,886
Proceeds from interest rate caps (2)	1,051	2,918	2,231	6,088	1,180
Free cash flow	$21,605	$33,537	$2,422	$63,574	$(19,183)

(1)
For the three months ended June 30, 2026, the figure consists of severance and other compensation-related costs of $1.3 million and integration support costs of $0.6 million. For the six months ended June 30, 2026, the figure consists of severance and other compensation-related costs of $2.5 million and integration support costs of $1.2 million. For the three months ended June 30, 2025, the figure consists of integration support costs of $1.5 million and severance and other compensation-related costs of $2.2 million. For the six months ended June 30, 2025, the figure consists of integration support costs of $5.4 million and severance and other compensation-related costs of $4.7 million. For the three months ended March 31, 2026, the figure consists of severance and other compensation-related costs of $1.2 million and integration support costs of $0.6 million.
(2)
See Unaudited Condensed Consolidated Statements of Cash Flows.

Gogo Inc. and Subsidiaries

Reconciliation of Estimated Full-Year GAAP Net Cash

Provided by Operating Activities to Non-GAAP Measures

(in millions, unaudited)

	FY 2026 Range
	Low	High
Free Cash Flow:
Net cash provided by operating activities (GAAP)	$82	$102
Consolidated capital expenditures	(65)	(65)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles	45	45
Proceeds from interest rate caps	3	3
Free cash flow	$65	$85

Definition of Non-GAAP Measures

EBITDA represents net income attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) acquisition and integration-related costs, including amortization of acquisition-related inventory step-up costs and changes in fair value of the Earnout Liability, (iii) change in fair value of convertible note investment, and (iv) loss on extinguishment of debt . Our management believes that the use of Adjusted EBITDA eliminates items that management believes have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA provides a clearer view of the operating performance of our business and is appropriate given that grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

Acquisition and integration-related costs include direct transaction costs, such as due diligence and advisory fees and certain compensation and integration-related expenses as well as the amortization of acquisition-related inventory step-up costs. We believe it is useful for an understanding of our operating performance to exclude acquisition and integration-related costs from Adjusted EBITDA because they are infrequent, are outside of the ordinary course of our operations and do not reflect our operating performance.

We believe it is useful for an understanding of our operating performance to exclude the changes in fair value of the Earnout Liability related to the acquisition of Satcom Direct from Adjusted EBITDA because this activity is outside of the ordinary course of our operations and does not reflect our operating performance.

We believe it is useful for an understanding of our operating performance to exclude the change in fair value of convertible note investment from Adjusted EBITDA because this activity is not related to our operating performance.

We believe it is useful for an understanding of our operating performance to exclude the loss on extinguishment of debt from Adjusted EBITDA because this activity is not related to our operating performance.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our consolidated financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Free Cash Flow represents net cash provided by operating activities, plus the proceeds received from the FCC Reimbursement Program and the interest rate caps, less purchases of property and equipment and the acquisition of intangible assets. We believe that Free Cash Flow provides meaningful information regarding our liquidity. Management believes that Free Cash Flow is useful for investors because it provides them with an important perspective on the cash available for strategic measures, after making necessary capital investments in property and equipment to support the Company’s ongoing business operations and provides them with the same measures that management uses as the basis of making capital allocation decisions.